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As filed with the Securities and Exchange Commission on November 3, 2003

Registration Statement No. 333-107230

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4

Under
The Securities Act of 1933

WELLS FARGO & COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	41-0449260 (I.R.S. Employer Identification No.)
420 Montgomery Street San Francisco, California 94163 415-477-1000 (Address, including zip code, and telephone number, including area code. of registrant's principal executive offices)

Stanley S. Stroup
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
415-396-6019
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copy to: Robert J. Kaukol Wells Fargo & Company MAC C7300-126 1740 Broadway Denver, Colorado 80274 303-863-2731

Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan
Pacific Northwest Bancorp Amended and Restated 1993 Incentive Stock Option Plan
Pacific Northwest Bancorp 2003 Long-Term Stock Incentive Plan
Amended Pacific Northwest Bancorp 1996 Outside Directors Stock Options-for-Fees Plan
Pacific Northwest Bank 1988 Stock Option Plan
Bank of the Northwest Restated 1996 Stock Incentive Plan
Bank of the Northwest 1996 Executive Warrant Plan
1st National Bank of Port Orchard 1990 Employee & Director Stock Option Plan
(Full titles of plans)

EXPLANATORY NOTE

        Pursuant to a registration statement on Form S-4 (No. 333-107230) filed on July 22, 2003 and declared effective on August 5, 2003, Wells Fargo & Company ("Registrant") registered 15,120,000 shares of its common stock (the "Shares") for issuance in connection with the merger of Pacific Northwest Bancorp ("Pacific") with a subsidiary of Registrant. Registrant paid the registration fee for the Shares when it filed the registration statement. This Post-Effective Amendment No. 1 on Form S-8 covers Shares issuable under the Pacific benefit plans identified above and covers an indeterminate amount of interests to be offered or sold pursuant to the Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Registrant (File No. 001-02979) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002, including information specifically incorporated by reference into the Form 10-K from Registrant's 2002 Annual Report to Stockholders and Registrant's definitive Notice and Proxy Statement for Registrant's 2003 Annual Meeting of Stockholders;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  Current Reports on Form 8-K filed January 21, 2003, March 5, 2003, April 11, 2003, April 15, 2003, May 5, 2003, July 3, 2003, July 8, 2003, July 15, 2003, July 30, 2003, August 29, 2003, October 21, 2003, and October 31, 2003;

  •
  the description of Wells Fargo's common stock contained in Exhibit 99(e) to Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description; and

  •
  the Annual Report on Form 11-K for the year ended December 31, 2002 of the Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan.

        All documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index.

        The Registrant or Pacific Northwest Bancorp will submit or has submitted the Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(K) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner, and has made or will make all changes required by the IRS in order to qualify the plan.

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 3, 2003.

WELLS FARGO & COMPANY
By:	/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich
Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed on November 3, 2003 by the following persons in the capacities indicated:

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD D. LEVY Richard D. Levy	Senior Vice President and Controller (Principal Accounting Officer)
J.A. BLANCHARD III	CYNTHIA H. MILLIGAN
SUSAN E. ENGEL	BENJAMIN F. MONTOYA
ENRIQUE HERNANDEZ, JR.	PHILIP J. QUIGLEY	A majority of the
ROBERT L. JOSS	DONALD B. RICE	Board of Directors*
REATHA CLARK KING	JUDITH M. RUNSTAD
RICHARD M. KOVACEVICH	SUSAN G. SWENSON
RICHARD D. McCORMICK	MICHAEL W. WRIGHT

*
Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.
/s/ RICHARD M. KOVACEVICH
Richard M. Kovacevich Attorney-in-Fact

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan) have duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on November 3, 2003.

Amended and Restated Pacific Northwest Bancorp Salary Deferral 401(k) Plan
Date: November 3, 2003	By:	/s/ DAVID H. STRAUS David H. Straus Administrative Committee Member
Date: November 3, 2003	By:	/s/ BETTE J. FLORAY Bette J. Floray Administrative Committee Member

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Robert J. Kaukol as to the legality of the shares to be issued (including consent).*
23.1	Consent of Robert J. Kaukol (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Powers of Attorney.*

*
Previously filed.

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PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS